AMENDMENT TO
INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of the 27th day of March, 2009 by and among Old Mutual Capital, Inc. (the “Adviser”), Thompson Siegel & Walmsley, LLC (formerly known as Thompson Siegel & Walmsley, Inc.) (the “Sub-Adviser”), and Old Mutual Funds II (formerly known as Old Mutual Advisor Funds II), a Delaware statutory trust (the “Trust”) to the Investment Sub-Advisory Agreement dated the 19th day of April, 2006 by and between the Adviser, Sub-Adviser, and Trust (“Sub-Advisory Agreement”).

The parties desire to amend the compensation paid under the Sub-Advisory Agreement effective following the close of business on March 27, 2009 (the “Effective Time”).  Accordingly, immediately following the Effective Time, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Sub-Advisory Agreement shall continue in full force and effect.

This Amendment has been executed as of the date set forth above by a duly authorized officer of each party.

OLD MUTUAL CAPITAL, INC.	OLD MUTUAL FUNDS II

By: /s/ Mark E. Black	By: /s/ Robert T. Kelly
Name: Mark E. Black	Name: Robert T. Kelly
Title: Chief Financial Officer	Title: Treasurer

THOMPSON SIEGEL & WALMSLEY, LLC

By: /s/ Lawrence E. Gibson
Name: Lawrence E. Gibson
Title: Co-CEO

SCHEDULE A
DATED MARCH 27, 2009
TO
INVESTMENT SUB-ADVISORY AGREEMENT
AMONG
THOMPSON, SIEGEL & WALMSLEY, LLC
OLD MUTUAL CAPITAL, LLC
AND
OLD MUTUAL FUNDS II
DATED APRIL 19, 2006

PORTFOLIO	Sub-Advisory Fee Breakpoint Asset Thresholds
	$0 to less than $300 million	$300 million to less than $500 million	$500 million to less than $750 million	$750 million to less than $1.0 billion	$1.0 billion to less than $1.5 billion	$1.5 billion to less than $2.0 billion	$2.0 billion or greater

Old Mutual TS&W Small Cap Value Fund	0.70%	0.65%	0.60%	0.55%	0.50%	0.45%	0.40%